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                                                                    EXHIBIT 12.1

                               AMERICREDIT CORP.
                      STATEMENT RE COMPUTATION OF RATIOS
                            (dollars in thousands)


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                                                                                  SIX MONTHS ENDED
                                         YEARS ENDED JUNE 30,                       DECEMBER 31,
                               --------------------------------------          ----------------------
                                1995            1996            1997            1996            1997
                               ------          ------          ------          ------          ------

COMPUTATION OF EARNINGS:

Income before
  income taxes                 $10,018         $34,256         $62,925         $28,080         $44,512
Interest expense (none)
  capitalized)                   4,015          13,129          16,312           6,612          12,045
                               -------         -------         -------         -------         -------

                               $14,033         $47,385         $79,237         $34,692         $56,557
                               =======         =======         =======         =======         =======


COMPUTATION OF FIXED CHARGES:

Interest expenses              $ 4,015         $13,129         $16,312         $ 6,612         $12,045
                               -------         -------         -------         -------         -------

Total fixed charges            $ 4,015         $13,129         $16,312         $ 6,612         $12,045
                               =======         =======         =======         =======         =======

RATIO OF EARNINGS TO
  FIXED CHARGES                   3.5x            3.6x            4.9x            5.2x            4.7x
                                  ----            ----            ----            ----            ----
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